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Jody Kent
Vice President, Communications and Public Affairs
Universal Technical Institute, Inc.
(623) 445-0872

Piper Jameson Joins Universal Technical Institute as Executive Vice President, Chief Marketing Officer
Industry veteran will focus on growing new student enrollment

SCOTTSDALE, ARIZ. - February 13, 2017 - Piper Jameson will join Universal Technical Institute, Inc. (NYSE: UTI), as executive vice president and chief marketing officer effective February 14. She replaces Jeff May, who is leaving the company by mutual agreement.

Jameson will be responsible for leading the company’s marketing and advertising strategies, with a focus on growing new student enrollment. She brings to the job more than 20 years of marketing experience in the education sector, including 11 years previously at UTI.

“We thank Jeff for his years of service and his many contributions to UTI. We wish him well in his future endeavors,” said Kim McWaters, chairman & CEO. “We are excited to have Piper back on our team to lead Marketing at this critical time. She knows our business and is passionate about our mission. She is a seasoned and effective strategist and leader, and has the experience and expertise to help us grow our enrollment and meet the growing demand for skilled technicians.”

Jameson joins UTI from Northern Arizona University - Extended Campuses, where she served as chief marketing officer. Prior to that, she was executive vice president and chief marketing officer with Lincoln Educational Services. During her nine-year tenure with Lincoln, she generated record level inquiry and enrollment growth in the company’s automotive and skilled trade programs while lowering advertising costs.

Jameson was with UTI from 1994 to 2005, serving in various operational and executive positions, including senior vice president, Marketing. Prior to that, she was a member of the executive team at The Ritz-Carlton - Phoenix.

Jameson holds bachelor of science degrees in Marketing and Business Management from the University of Phoenix and a masters degree in Strategic Communication & Leadership from Seton Hall University.

About Universal Technical Institute, Inc.
Headquartered in Scottsdale, Arizona, Universal Technical Institute, Inc. (NYSE: UTI) is the leading provider of post-secondary education for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. With more than 200,000 graduates in its 52-year history, UTI offers undergraduate degree and diploma programs at 12 campuses across the United States, as well as manufacturer-specific training programs at dedicated training centers. Through its campus-based school system, UTI provides specialized post-secondary education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NASCAR Tech). For more information visit www.uti.edu.

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